Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Qumu Corporation of our report dated March 9, 2021, relating to the consolidated financial statements of Qumu Corporation as of and for the two years ended December 31, 2020, appearing in the Annual Report on Form 10-K of Qumu Corporation for the year ended December 31, 2021.
/s/ RSM US LLP
Minneapolis, Minnesota
June 30, 2022